Exhibit 10.50

Genworth Financial, Inc.

Amended and Restated

2014 Change of Control Plan

Amended and Restated as of January 1, 2016

1. Purpose. The purpose of the Plan is to enable the Company to offer certain protections to a selected group of key employees of the Company if their employment is terminated in connection with a Change of Control. Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Section 2.

2. Definitions.

a. “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

b. “Base Salary” shall mean the Participant’s annual base salary in effect on the date of termination of the Participant’s employment with the Company, including amounts not currently includible in gross income by reason the Participant’s election to defer such amounts under a cafeteria plan, 401(k) plan, or nonqualified deferred compensation plan of the Company or an Affiliate.

c. “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

d. “Board” shall mean the board of directors of the Company as constituted from time to time.

e. “Bonus” shall mean the Participant’s target annual cash bonus for the year in which the Participant’s employment is terminated.

f. “Business Unit Sale” shall mean the Company’s sale or disposition of all or any portion of a business unit.

g. “Cause” shall mean (with regard to a Participant’s termination of employment with the Company, the removal of a Participant from being a Participant under the Plan, or the reduction in a Participant’s tier level under the Plan) the Committee’s good faith determination that: (i) the Participant has willfully and continually failed to substantially perform his or her duties with the Company and its Affiliates as determined by the Committee; (ii) the Participant has committed, been convicted of or pled guilty or nolo contendere (or any similar plea or admission) to any felony or any act of fraud, misappropriation or embezzlement; (iii) the Participant has willfully engaged in conduct (other than conduct covered under clause (i) above) which, in the good faith judgment of the Committee, is injurious to the Company and/or its Affiliates, monetarily or otherwise; or (iv) the Participant has materially violated or breached any policy of the Company or an Affiliate, the terms of this Plan, or any applicable noncompetition, confidentiality, or other restrictive covenant with respect to the Company or any of its Affiliates (including, without limitation, the restrictive covenants contained in Section 5 of this Plan).

h. “Change of Control” shall mean any of the following events:

i. Any Person becomes the Beneficial Owner of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of its directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2(h), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, including without limitation, a public offering of securities; (B) any acquisition by the Company or any of its Affiliates; (C) any acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its Affiliates; or (D) any acquisition by any corporation pursuant to a transaction which complies with Section 2(g)(iii);

ii. Individuals who constitute the Board of Directors as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director of the Company subsequent to the Effective Date whose election to the Board of Directors, or nomination for election by the Company’s stockholders, was approved by a vote of (A) at least a majority of the directors then comprising the Incumbent Board, (B) a vote of at least a majority of any nominating committee of the Board of Directors, which nominating committee was designated by a vote of at least a majority of the directors then comprising the Incumbent Board, or (C) in the case of a director appointed to fill a vacancy in the Board of Directors, at least a majority of the directors entitled (under Section 6 of Article VII of the Amended and Restated Certificate of Incorporation of the Company) to elect such director (so long as at least a majority of such directors voting in favor of the director filling the vacancy are themselves members of (or considered to be pursuant to this definition members of) the Incumbent Board) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the directors of the Company or other actual or threatened solicitation of proxies of consents by or on behalf of a Person other than the Board of Directors;

iii. Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination, all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination are the Beneficial Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities; or

iv. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

i. “Change of Control Date” shall mean the date on which the Change of Control occurs.

j. “Code” shall mean the Internal Revenue Code of 1986, as amended.

k. “Committee” shall mean the Management Development and Compensation Committee of the Board, or such other committee appointed or designated by the Board from time to time to administer the Plan. Notwithstanding the foregoing, if no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board, and all references herein to the Committee shall be deemed to be references to the Board.

l. “Company” shall mean Genworth Financial, Inc., a Delaware corporation, and any successor thereto as provided in Section 13.

m. “Competitive Services” shall mean the lines of business and services with which a Participant is actively involved in conducting business on behalf of the Company at the time of a Qualified Termination, to be stated with more specificity in the restrictive covenant agreement required by Section 5.

n. “Director” shall mean any individual who is a member of the Board.

o. “Disability” shall mean a permanent disability that would make a Participant eligible for benefits under the long-term disability program maintained by the Company or any of its Affiliates or in the absence of any such program, such meaning as the Committee shall determine.

p. “Effective Date” shall mean December 17, 2014.

q. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor act thereto.

r. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

s. “Good Reason” shall mean (i) relocation of the Participant’s principal business location to an area outside a 50 mile radius of its current location; (ii) any reduction in the Participant’s compensation (including Base Salary and Bonus), a substantial reduction in the benefits provided to the Participant, and/or any failure to timely pay any part of the Participant’s compensation when due (including Base Salary and Bonus) or any benefits due under any benefit plan, program or arrangement; provided, however, that Company-initiated across-the-board reductions in compensation or benefits affecting substantially all Company employees shall alone not be considered Good Reason, unless the compensation reductions exceed fifteen percent (15%) of pay (Base Salary plus Bonus); or (iii) any significant and material diminution in the Participant’s duties or responsibilities from that which exists on the Change of Control Date, excluding for this purpose (1) isolated and inadvertent actions not taken in bad faith and remedied by the Company promptly after the Company receives notice from the Participant, and (2) any diminution in duties or responsibilities with respect to the Participant’s continuing employment with the Company relating to a Business Unit Sale; provided, however, that a change in title or reporting relationship alone shall not constitute Good Reason; provided, further, that any event described in clauses (i) through (iii) above shall constitute Good Reason only if the Company fails to rescind or remedy such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; provided, further, that Good Reason shall cease to exist for an event or condition described in clauses (i) through (iii) above on the 90th day following its occurrence, unless the Participant has given the Company written notice thereof prior to such date.

For purposes of determining the amount of any cash payment payable to the Participant in accordance with the provisions of Section 3(a), any reduction in compensation or benefits that would constitute Good Reason hereunder shall be deemed not to have occurred.

t. “Non-Competition Period” shall mean the 12-month period commencing upon a Qualified Termination.

u. “Omnibus Plans” shall mean the 2004 Genworth Financial, Inc. Omnibus Incentive Plan and the 2012 Genworth Financial, Inc. Omnibus Incentive Plan, each as amended from time to time, or any successor plans providing for the grant or award of equity-based compensation to the Company’s employees, officers and directors. With respect to a Participant in this Plan, the provisions of this Plan shall override the provisions of the Omnibus Plan and award agreements thereunder related to a Change of Control, except the provisions of the Omnibus Plan or related award agreements that apply when, pursuant to a Change of Control, a successor entity does not assume and maintain an award granted under the Omnibus Plan.

v. “Participant” shall mean each key employee of the Company or any of its Affiliates who has: (i) been selected by the Committee in its sole discretion and designated in writing as eligible for participation herein, and (ii) signed an acknowledgment and consent letter agreeing to the terms and conditions set forth in the Plan and the Participant’s designed Tier level. The Committee will review the list of Participants on a periodic basis, and may add or remove Participants at its discretion, provided, however, that any removal of a Participant shall not be effective within 180 days prior to a Change of Control.

w. “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

x. “Plan” shall mean this Genworth Financial, Inc. 2014 Change of Control Plan, as may be amended from time to time.

y. Prohibited Competitor” shall mean no greater than ten (10) specifically named entities, identified by the Company, that compete with the Company in the Restricted Territory with respect to the Competitive Services at the time of a Qualified Termination, to be stated with more specificity in the restrictive covenant agreement required by Section 5.

z. “Qualified Termination” shall mean, subject to Section 11 of this Plan, within 24 full calendar months after a Change of Control as defined in Section 2(h), a termination of the Participant’s employment by the Company without Cause (and not as a result of the Participant’s death or Disability), or by the Participant for Good Reason. Notwithstanding the preceding sentence, in no event shall a Participant’s termination of employment with the Company constitute a Qualified Termination if such termination occurs as a result of or in connection with a Business Unit Sale and either (i) the Participant is offered employment with a successor entity in connection with the Business Unit Sale and the terms of such employment offer would not constitute Good Reason, or (ii) the Participant accepts employment with a successor entity in connection with the Business Unit Sale.

aa. “Restricted Period” shall mean the 24-month period commencing upon a Qualified Termination.

bb. “Restricted Territory” shall mean the territory in which a Participant is conducting business on behalf of the Company at the time of a Qualified Termination, to be stated with more specificity in the restrictive covenant agreement required by Section 5.

cc. “Severance Benefits” shall mean the severance benefits described in Section 3(a).

dd. “Tier I Executives” shall mean the executives determined by the Committee in its sole discretion from time to time prior to the Change of Control Date to be Tier I Executives and identified as such in the records of the Plan maintained by the Company at any time during the period.

ee. “Tier II Executives” shall mean the executives determined by the Committee in its sole discretion from time to time prior to the Change of Control Date to be Tier II Executives and identified as such in the records of the Plan maintained by the Company at any time during the period.

3. Benefits.

a. Severance Benefits. Subject to Sections 4, 5, 6 and 7, if the Participant has a Qualified Termination, the Participant shall be eligible to receive the following payments and benefits:

i. a lump sum cash payment (net of applicable taxes and withholdings) of accrued but unpaid salary and accrued but unused vacation as of the date of the Participant’s Qualified Termination (net of applicable taxes and withholdings), payable in accordance with the Company’s normal payroll practices (typically within 15 days following the date of termination), or earlier if required by applicable law;

ii. a lump sum cash payment (net of applicable taxes and withholdings) based on the Participant’s annual bonus that would have been payable with respect to the fiscal year in which the Qualified Termination occurs (determined based on actual pro rata performance as of the date of the Participant’s Qualified Termination, to the extent such performance can be reasonably established in the sole discretion of the Committee, or otherwise based on the Participant’s target Bonus amount, if such performance cannot be reasonably established in the sole discretion of the Committee ), prorated to the nearest half-month to reflect the portion of the fiscal year that had elapsed prior to the Participant’s Qualified Termination;

iii. a lump sum cash payment (net of applicable taxes and withholdings) based on the Participant’s position as of the date of the Participant’s Qualified Termination, as follows:

A.	Tier I Executives: 2.5 times Base Salary, plus 2.5 times Bonus; or

B.	Tier II Executives: 2.0 times Base Salary, plus 2.0 times Bonus;

iv. subject to Section 11 of this Plan, all performance-based equity awards granted to the Participant by the Company under the Omnibus Plans shall become vested and shall be deemed earned based on actual pro rata performance as of the date of the Participant’s Qualified Termination, to the extent such performance can be reasonably established in the sole discretion of the Committee, or otherwise based on an assumed achievement of all relevant performance goals at “target” levels, if actual pro rata performance cannot be reasonably established in the sole discretion of the Committee; and shall pay out pro rata (to the nearest half-month) based on the portion of the performance period elapsed on the effective date of the Qualified Termination;

v. subject to Section 11 of this Plan, all stock options, restricted stock units and other time-vesting equity awards granted to the Participant by the Company under the Omnibus Plan shall immediately become vested and exercisable in full and/or all restrictions on all shares subject to awards shall lapse (regardless of whether such stock options, restricted stock units or other equity-based awards were vested and exercisable or subject to restrictions as of the date of the Participant’s Qualified Termination or the Change of Control), with any stock options or other equity-based awards remaining exercisable for the remainder of their stated term;

vi. full and immediate vesting of any benefit under any funded or unfunded nonqualified pension, retirement or deferred compensation plan now or hereafter maintained by the Company in which the Participant participates, with payment to be made at such time and in accordance with the terms of such plan(s); and

vii. except to the extent the following violates section 2716 of the Public Health Service Act (as added by Section 1001 of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act) or any other applicable law, the following health and welfare benefits:

A.	Continuation of the Participant’s coverage under the Company’s Group Life Insurance Plan for up to 18 months following the Qualified Termination. The coverage continued in accordance with this Plan will be subject to the modifications made to the same coverage during the 18 month period that is maintained by similarly situated participants who have not terminated employment; and

B.	Payment of a lump sum cash payment (net of applicable taxes and withholdings), payable within 60 days following the Participant’s Qualified Termination, equal to the monthly cost to provide group medical, dental, vision and/or prescription drug plan benefits sponsored by the Company and maintained by the Participant as of the date of the Participant’s termination of employment, multiplied by 18. For purposes of this Section 3(a)(vii)(B), the cost of such benefits will be calculated based on the “applicable premium” determined in accordance with Code Section 4980B(f)(4) and the regulations issued thereunder (less the 2% administrative fee and less the active-employee rate for such coverage) for the year in which the termination of employment occurs.

Subject to Section 11 of this Plan, Severance Benefits described in paragraphs (ii) through (iv) above shall be paid within sixty (60) days following the Participant’s Qualified Termination in accordance with the provisions of this Section 3(a). Consistent with Section 11, if a Participant becomes entitled to the Severance Benefits described in paragraphs (ii) through (v) above during a period in which he or she is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), the payment of such benefits (but not the vesting of such benefits) shall be delayed until the earlier of the Participant’s death or the first business day of the seventh month following the Participant’s separation from service.

b. Death Benefits. If a Participant dies after becoming entitled to Severance Benefits hereunder but before receiving full payment, such remaining benefits will be paid to the Participant’s estate as soon as practicable after his or her death.

c. Non-Duplication of Benefits. A Participant entitled to Severance Benefits under this Plan shall not be eligible to receive any severance, layoff or termination benefits provided under any other agreement, plan, program or arrangement maintained or sponsored by the Company, including, without limitation, the Company’s Layoff Payment Plan and the Company’s 2015 Key Employee Severance Plan. In addition, if any termination payments made to a Participant by the Company are related to an actual or potential liability under the Worker Adjustment and Retraining Notification Act (WARN) or similar law, such amounts shall reduce (offset) the Participant’s Severance Benefit under this Plan.

4. Mandatory Reduction of Payments in Certain Events.

a. Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payment to the Participant, a calculation shall be made comparing (i) the net benefit to the Participant of the Payment after payment of the Excise Tax, to (ii) the net benefit to the Participant if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the Change of Control, as determined by the Determination Firm (as defined in Section 4(b) below). For purposes of this Section 4, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 4, the “Parachute Value” of a Payment means the present value as of the date of the Change of Control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

b. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to Section 4(a)(i) and (ii) above shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Participant (the “Determination Firm”) which shall provide detailed supporting calculations. Any determination by the Determination Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which the Participant was entitled to, but did not receive pursuant to Section 4(a), could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

c. In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 4 shall be of no further force or effect.

5. Restrictive Covenants. Any amounts or benefits payable pursuant to this Plan (except for any payment pursuant to Section 3(a)(i) of the Plan) shall only be payable if the Participant executes, delivers to the Company and does not revoke a restrictive covenant agreement in a form acceptable to the Company (which may be contained in the same agreement as the full general release required by Section 7), which agreement will contain, at a minimum, provisions substantially similar to the following:

a. Confidential Information and Confidentiality. In connection with his or her employment with the Company, the Participant previously executed a Conditions of Employment acknowledgment obligating the Participant to comply with the terms of the Company’s Proprietary Information and Inventions Agreement (“PIIA”), which is incorporated herein by reference. The Participant acknowledges and reaffirms his or her obligation to comply with the terms of the PIIA. This Plan is not intended to, and does not, alter either the Company’s rights or the Participant’s obligations under the PIIA or any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, the Participant shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, the Participant shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by the Participant. Unless otherwise publicly disclosed by the Company, the Participant agrees to keep his or her participation in this Plan strictly confidential and agrees not to disclose it to any person at any time, other than the Participant’s family or legal and financial advisors, who shall be subject to the same confidentiality provisions.

b. Non-Disparagement. Subject to any obligations the Participant may have under applicable law, the Participant will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its affiliates, subsidiaries, agents, officers, directors or employees. In the event such a communication is made to anyone, including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of the Plan. Nothing in this section shall limit a Participant’s ability to provide truthful testimony or information in response to a subpoena, court order, or investigation by a government agency.

c. Covenant Not to Compete. Unless waived in writing by the most senior Human Resources officer of the Company (or his or her successor), the Participant shall not, during the Non-Competition Period, (i) carry on or engage in Competitive Services on behalf of a Prohibited Competitor within the Restricted Territory on his or her own or on behalf of any other person or entity, or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any Prohibited Competitor.

d. Solicitation of Customers or Clients by Participants. Unless waived in writing by the most senior Human Resources officer of the Company (or his or her successor), the Participant shall not, during the Restricted Period, directly or indirectly, solicit or contact any of the customers or clients of the Company with whom the Participant had material contact during his or her employment, regardless of the location of such customers or clients, for the purpose of engaging in, providing, marketing, or selling any services or products that are competitive with the services and products being offered by the Company.

e. Solicitation of Company Employees. Unless waived in writing by the most senior Human Resources officer of the Company (or his or her successor), the Participant shall will not, during the Restricted Period, directly or indirectly, solicit or encourage any director, agent or employee of the Company to terminate his or her employment or other engagement with the Company.

f. Return of Materials. Each Participant agrees that he or she will not retain or destroy (except as set forth below), and will immediately return to the Company on or prior to the termination of Participant’s employment with the Company, or at any other time the Company requests such return, any and all property of the Company that is in his or her possession or subject to his or her control, including, but not limited to, keys, credit and identification cards, personal items or equipment, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, access cards, computers, mobile devices, other electronic media, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Developments (as defined in the PIIA) and all secret or confidential information covered by the PIIA, belonging to the Company or that a Participant received from or through his or her employment with the Company. Each Participant agrees not to make, distribute, or retain copies of any such information or property. To the extent that a Participant has electronic files or information in his or her possession or control that belong to the Company, contain secret or confidential information covered by the PIIA, or constitute Developments under the PIIA (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the termination of such Participant’s employment with the Company, or at any other time the Company requests, such Participant shall (a) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (b) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, or other media, devices, or equipment, such that such files and information are permanently deleted and irretrievable; and (c) provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted. Each Participant agrees that he or she will reimburse the Company for all of its costs, including reasonable attorneys’ fees, of recovering the above materials and otherwise enforcing compliance with this provision if he or she does not return the materials to the Company or take the required steps with respect to electronic information or files on or prior to the termination of such Participant’s employment with the Company or at any other time the materials and/or electronic file actions are requested by the Company or if such Participant otherwise fails to comply with this provision.

g. Remedies. Participants specifically acknowledge and agree that the remedy at law for any breach of the provisions of this Section 5 (the “Restrictive Covenants”) will be inadequate, and that in the event a Participant breaches, or threatens to breach, any of the Restrictive Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, such Participant from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Participants understand and agree that, if the Company and a Participant become involved in legal action regarding the enforcement of the Restrictive Covenants and if the Company prevails in such legal action, the Company will be entitled, in addition to any other remedy, to recover from such Participant its reasonable costs and attorneys’ fees incurred in enforcing such covenants. The Company’s ability to enforce its rights under the Restrictive Covenants or applicable law against a Participant shall not be impaired in any way by the existence of a claim or cause of action on the part of such Participant based on, or arising out of, this Plan or any other agreement, event or transaction.

h. Severability and Modification of Covenants. Participants acknowledge and agree that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. Participants and the Company agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Plan or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

6. No Duty to Mitigate/Set-off. No Participant entitled to receive Severance Benefits hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to him or her pursuant to this Plan. Further, the amount of Severance Benefits payable hereunder shall not be reduced by any compensation earned by the Participant as a result of employment by another employer or otherwise. Except as provided herein, the amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against the Participant or others.

7. Release Required. Any Severance Benefits payable pursuant to this Plan (except for any payment pursuant to Section 3(a)(i) of the Plan) shall only be payable if the Participant executes, delivers to the Company and does not revoke a full general release of all claims of any kind whatsoever that the Participant has or may have against the Company and its Affiliates and their officers, directors and employees, known or unknown, arising on or before the date on which the Participant executes such release (other than claims to payments specifically provided hereunder; claims to vested accrued benefits under the Company’s tax-qualified employee benefit plans; claims for reimbursement under the Company’s medical reimbursement program for any unreimbursed medical expenses incurred on or before the Participant’s date of termination; claims for unreimbursed business expenses in accordance with the Company’s policy or rights of indemnification or contribution to which the Participant was entitled under the Company’s By-laws, the Company’s Certificate of Incorporation or otherwise with regard to the Participant’s service as an employee, officer or director of the Company; or claims that the Participant cannot by law release) in a form acceptable to the Company. Notwithstanding the foregoing, the Participant agrees to reasonably cooperate with the Company with respect to any claim, lawsuit, action, proceeding or governmental investigation relating to the Change of Control. The release will not limit a Participant’s ability to file a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), nor will it limit a Participant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by such Participant, on his or her behalf, or by any other individual. Such release must be executed and all revocation periods shall have expired within 60 days after the Participant’s date of termination; failing which such amount or benefit shall be forfeited. If such payment or benefit constitutes non-exempt deferred compensation for purposes of Section 409A of the Code, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year.

8. Funding. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company and/or its Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

9. Administration of the Plan.

a. Plan Administrator. The administrator of the Plan shall be the Committee.

b. Authority of the Committee. Subject to the terms of the Plan, the Committee shall have full discretion and authority to determine a Participant’s participation and benefits under the Plan and to interpret and construe the provisions of the Plan.

c. Delegation of Authority. The Committee may delegate any or all of its powers and responsibilities hereunder to other persons. Any such delegation shall not be effective until it is accepted by the persons designated by the Committee and may be rescinded at any time by written notice from the Committee to the person to whom the delegation is made. Notwithstanding the foregoing, the Committee may not delegate any of its powers or responsibilities with respect to any matters relating to or involving a Participant who has been designated by the Board as an executive officer of the Company.

d. Retention of Professional Assistance. The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its duties and responsibilities in connection with the Plan.

e. Claims/Disputes Procedure.

i. Prior to paying any benefit under the Plan, the Committee may require the Participant to provide such information or material as the Committee, in its sole discretion, shall deem necessary for it to make any determination it may be required to make under the Plan. The Committee may withhold payments of any benefit under the Plan until it receives all such information and material and is reasonably satisfied of its accuracy.

ii. Claims for benefits under the Plan should be forwarded to the Committee. The Committee shall provide adequate notice in writing to a Participant whose claim for benefits is denied, setting forth the specific reasons for such denial. In the event of the denial of a claim, the Participant has the right to file a written request for a review of the denial with the Committee within 90 days after the Participant receives written notice of the denial. If a Participant requests such a review, the Committee will conduct a full and fair review of the claim for benefits and will deliver to the Participant a written decision on that claim within 60 days after the receipt of the written request for review, unless there are special circumstances requiring an extension of the time for review, in which case the 60-day period may be extended by the Committee up to a period of 120 days after the receipt of the written request for review.

iii. All acts and decisions of the Committee shall be final and binding upon the Participant.

f. Indemnification. The Committee, its members and any person designated pursuant to Section 9(c) above shall not be liable for any action or determination made in good faith with respect to the Plan. The Company shall, to the extent permitted by law, by the purchase of insurance or otherwise, indemnify and hold harmless each member of the Committee and each director, officer and employee of the Company for liabilities or expenses they and each of them incur in carrying out their respective duties under this Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.

g. Fees and Expenses. The Company will pay or reimburse the Participant, on a current basis, for all costs and expenses, including without limitation court costs and reasonable attorneys’ fees, incurred by the Participant in seeking to obtain or enforce any right or benefit provided by this Plan, provided that the Participant is successful on at least one claim brought to obtain or enforce any such right.

10. Effect of Participant’s Breach. If a Participant breaches any of the provisions of this Plan, including but not limited to the Restrictive Covenants in Section 5, the Participant will be required to reimburse the Company for any and all Severance Benefits provided under the terms of the Plan (other than those that were already vested without respect to the Plan), and all obligations of the Company under the Plan to provide any additional payments or benefits to the Participant will cease immediately and be null and void.

11. Code Section 409A.

a. Notwithstanding anything in this Plan to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) would otherwise be payable or distributable hereunder by reason of a Participant’s termination of employment, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any amount upon a termination of employment, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

b. Notwithstanding anything in this Plan to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan by reason of a Participant’s separation from service during a period in which he or she is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first business day of the seventh month following the Participant’s separation from service; and

(ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Company, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

12. Amendment and Termination. The Company reserves the right to amend or terminate, in whole or in part, any or all of the provisions of this Plan at any time, provided that in no event shall any amendment reducing the Severance Benefits provided hereunder be effective within 180 days prior to a Change of Control.

13. Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company. In any such event, the term “Company”, as used in this Plan, shall mean the Company, as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.

14. Miscellaneous.

a. Rights of Participants. Nothing herein contained shall be held or construed to create any liability or obligation upon the Company to retain any Participant in its service. All Participants shall remain subject to discharge or discipline to the same extent as if this Plan had not been put into effect.

b. Governing Law. The Plan shall be governed by the laws of the Commonwealth of Virginia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

c. Withholding. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan.

d. Severability. In case any provision of this Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of this Plan unless such determination shall render impossible or impracticable the functioning of this Plan, and in such case, an appropriate provision or provisions shall be adopted so that this Plan may continue to function properly.

e. Assignment and Alienation. The benefits payable to the Participant under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to be so subjected shall not be recognized.

f. Communications. All announcements, notices and other communications regarding this Plan will be made by the Company in writing.

g. ERISA Plan. The Plan is intended to be a “top hat” welfare benefit plan within the meaning of U.S. Department of Labor Regulation § 2520.104-24.

15. Entire Agreement. This Plan sets forth the entire understanding of the Company with respect to the subject matter hereof and, with the exception of the Company’s Layoff Payment Plan and the Company’s 2015 Key Employee Severance Plan, supersedes all existing severance and change of control plans, agreements and understandings (whether oral or written) between the Company and the Participants with respect to the subject matter herein. The Plan may only be amended as expressly set forth above in Section 12.

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